Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made as of the 2nd day of February, 2016 by and between Arotech Corporation, a Delaware corporation (the “Company”) and Admiralty Partners, Inc., a Delaware corporation (the “Investor”).

W I T N E S S E T H :

WHEREAS, the Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended; and

WHEREAS, the Investor wishes to purchase from the Company, and the Company wishes to sell and issue to the Investor, upon the terms and conditions stated in this Agreement, an aggregate of one million five hundred thousand (1,500,000) shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise, the “Common Stock”), at a purchase price of $1.99 per Share (the “Per Share Price”), for an aggregate purchase price of Two Million Nine Hundred Eighty-Five Thousand Dollars ($2,985,000) (the “Purchase Price”); and

WHEREAS, contemporaneous with the sale of the Common Stock, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing Date” has the meaning set forth in Section 3.

“Company Management” means a board of directors of the Company in which the majority of the board consists of persons who are either (i) the members of the board of directors of the Company on the Closing Date (the “Original Board”), or (ii) individuals whose election or nomination to the board of directors of the Company was approved by a vote of at least two-thirds (2/3) of the individuals who were members of the Original Board and are then still members of the board of directors of the Company.

“Company Plan” means any “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after having conducted a reasonable inquiry.

“Consulting Agreement” means the Consulting Agreement between the Investor and the Company of even date herewith.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” means the date on which the initial Registration Statement is declared effective by the SEC.

“Effectiveness Deadline” means the date on which the initial Registration Statement is required to be declared effective by the SEC under the terms of the Registration Rights Agreement.

“Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

“Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, substance, material or waste or any other term of similar meaning or regulatory effect under any Environmental Law, that by virtue of its hazardous, toxic, poisonous, explosive, caustic, flammable, corrosive, infectious, pathogenic, or carcinogenic properties is subject to regulation or gives rise to liability under any Environmental Law, including without limitation, petroleum or any fraction thereof, asbestos or asbestos-containing material, mold, polychlorinated biphenyls, lead paint, insecticides, fungicides, rodenticides, pesticides and herbicides.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Investor Designee” has the meaning set forth in Section 7.1(a).

“Lock-up Period” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound which is material to the business of the Company and its Subsidiaries, taken as a whole, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Nasdaq” means The Nasdaq Global Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Release” or “Released” shall have the same meaning as under the CERCLA, 42 U.S.C., Section 9601(22).

“SEC Filings” has the meaning set forth in Section 4.6.

“Shares” has the meaning set forth in the Recitals above.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement, the Consulting Agreement and the Registration Rights Agreement, including all exhibits and schedules hereto and thereto.

“Voting Agreement Term” has the meaning set forth in Section 8.1(a).

2.           Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, the Investor shall purchase, and the Company shall sell and issue to the Investor, the Shares in exchange for the Purchase Price as specified in Section 3 below.

3.           Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, 18th Floor, New York, New York 10020, or at such other location and on such other date as the Company and the Investor shall mutually agree (the “Closing Date”).

4.           Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”) or in the SEC Filings:

4.1           Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority to carry on its business as now conducted and to own or lease its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation or other organization and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify or to be in good standing has not had and could not reasonably be expected to have a Material Adverse Effect

4.2           Authorization. The Company has full power and authority, and all requisite action has been taken on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance and delivery of the Shares. The Transaction Documents constitute, or upon the execution and delivery thereof by the Company will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3           Capitalization. Schedule 4.3 sets forth (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans and the number of options or other awards outstanding under such plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Shares) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights. Except as described on Schedule 4.3, all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. Except as described on Schedule 4.3, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 4.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 4.3 and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described on Schedule 4.3 and except as provided in the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Except as described on Schedule 4.3, the Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4           Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investor), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.5           Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person or Governmental Entity other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of the Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Shares, and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Certificate of Incorporation or Bylaws that is or could reasonably be expected to become applicable to the Investor as a result of the transactions contemplated hereby, including without limitation, the issuance of the Shares and the ownership, disposition or voting of the Shares by the Investor or the exercise of any right granted to the Investor pursuant to this Agreement or the other Transaction Documents.

4.6           Delivery of SEC Filings; Business. The Company has made available to the Investor through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “10-K”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-K and prior to the date hereof (collectively, the “SEC Filings”). Other than the filing contemplated in Section 10.7 below, the SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole. Since the filing of each of the SEC Filings, no event has occurred that would require an amendment or supplement to any such SEC Filing and as to which such an amendment or supplement has not been filed prior to the date hereof.

4.7           Use of Proceeds. The net proceeds of the sale of the Shares hereunder shall be used by the Company for working capital and general corporate purposes.

4.8           No Material Adverse Change. Since September 30, 2015, except as identified and described in the SEC Filings or as described on Schedule 4.8, there has not been:

(i)
any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii)
any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii)	any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv)	any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v)
any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi)
any change or amendment to the Company’s Certificate of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii)	any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii)	any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix)	the loss of the services of any executive officer, other key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x)	the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi)	any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.9           SEC Filings; S-3 Eligibility.

(a)           At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           The Company is eligible to use Form S-3 to register the Registrable Shares (as such term is defined in the Registration Rights Agreement) for sale or other disposition by the Investor as contemplated by the Registration Rights Agreement.

4.10           No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares will not (i) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made delivered to the Investor or made available to the Investor through the EDGAR system), (ii) result in any material conflict with or material breach or violation of any statute, rule, regulation or order of any Governmental Entity or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (iii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, except for such as have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.11           Tax Matters. The Company and each Subsidiary have timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate Governmental Entities and timely paid all taxes shown thereon or otherwise owed by it, other than taxes being contested in good faith and for which adequate reserves have been made on the Company’s financial statements included in the SEC Filings. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Entity or third party when due, other than taxes being contested in good faith and for which adequate reserves have been made on the Company’s financial statements included in the SEC Filings. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property. Except as described on Schedule 4.11, there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

4.12           Title to Properties. Except as disclosed in the SEC Filings or as described on Schedule 4.12, the Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.13           Certificates, Authorities and Permits. The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate Governmental entities necessary to conduct the business now operated by it in all material respects, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit necessary to conduct the business now operated by it in all material respects.

4.14           Labor Matters and Employee Benefits.

(a)           The Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b)           (i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (iv) to the Company’s Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

(c)           The Company is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization.

(d)           Except as disclosed in the SEC Filings or as described on Schedule 4.14, the Company is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)            With respect to the Company Plans:

(i)           each Company Plan complies with its terms in all material respects and complies in form and in operation, in all material respects, with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)            each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii)           there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the Knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(iv)           the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601, et. seq. of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;

(v)           neither the Company nor any Subsidiary has any material liability to provide, and none of the Company Plans currently provides, or reflects or represents any material liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et. seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”);

(vi)           with respect to each Company Plan that is not subject exclusively to United States Law (a “Non-U.S. Benefit Plan” ): (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law; and (ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and

(f)           Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder (the “409A Authorities”). Except as disclosed in the SEC Filings or as described on Schedule 4.14, no current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

4.15           Intellectual Property.

(a)           All Intellectual Property of the Company and its Subsidiaries is currently in compliance in all material respects with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable. No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b)           The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than non-exclusive licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses. The Company and its Subsidiaries have a valid and enforceable right to use all third-party Intellectual Property and Confidential Information used or held for use in the respective businesses of the Company and its Subsidiaries.

(c)           To the Company’s Knowledge, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(d)           The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(e)           The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information. Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of the Company’s or its Subsidiaries’ Confidential Information to any third party.

 (f)           No Governmental Entity nor any university, college, or academic institution has ownership rights or any ownership interest in or to any Intellectual Property developed, owned or used by the Company.

(g)           The Company and each Subsidiary have, at all times, complied with applicable privacy and data security laws and regulations, including all privacy and security rules of the Health Insurance Portability and Accountability Act of 1996, as amended (collectively, “Privacy Laws”) and their respective internal privacy policies, except where any such noncompliance would not be material to the Company and its Subsidiaries taken as a whole.  The Company and each Subsidiary have been and are in material compliance with all of the terms of all contracts and agreements to which the Company or any Subsidiary is a party relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected, accessed or obtained by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary, except where any such noncompliance would not be material to the Company and its Subsidiaries taken as a whole.

(h)           The Company and each Subsidiary exercises reasonable care with respect to the security of any personally identifiable information in the Company’s or such Subsidiary’s possession, custody or control.  The Company and each Subsidiary (i) implements and monitors administrative, electronic and physical safeguards to control the internal and external risks to the security of any personally identifiable information in the possession of the Company or any of its Subsidiaries; and (ii) maintains notification procedures in material compliance with Privacy Laws in the case of any breach of security compromising data containing personally identifiable information.  To the Knowledge of the Company during the prior three years, neither the Company nor any Subsidiary has experienced any material breach of security or other unauthorized access by third parties to any personally identifiable information in the Company’s or any Subsidiary’s possession, custody or control.

4.16           Environmental Matters. Neither the Company nor any Subsidiary is in violation in any material respect of any statute, rule, regulation, decision or order of any Governmental Entity or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any material claim relating to any Environmental Laws,  and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.  Neither the Company nor any of its Subsidiaries has transported, managed, used, stored, recycled or disposed of Hazardous Materials in such a manner, and there has been no Release of Hazardous Materials, which would reasonably be expected to form the basis of a material claim against the Company or any of its Subsidiaries or that would require the Company or any of its Subsidiaries to remediate such Hazardous Materials.  Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective predecessors in interest:  (x) has ever manufactured, produced, repaired, installed, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos; or (y) has been the subject of any litigation arising out the alleged exposure to asbestos or asbestos-containing material.

4.17           Litigation. There are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or since January 1, 2012 has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the 1933 Act or the 1934 Act.

4.18           Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates shown and their consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act). Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof or as described on Schedule 4.18, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to. have a Material Adverse Effect.

4.19           Insurance Coverage. The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.20           Compliance with Nasdaq Continued Listing Requirements. The Company is in compliance with applicable Nasdaq continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s Knowledge is there any basis for, the delisting of the Common Stock from Nasdaq.

4.21           Compliance with Laws; Export and Import Compliance.

(a)           The Company and each of its Subsidiaries are and, at all times in the past five years prior to the date hereof have been, in compliance in all material respects with all federal, state, local and foreign laws (including common law), statutes, ordinances, rules, codes, regulations, orders, judgments, injunctions, decrees and other legally enforceable requirements (“Laws”) applicable to their businesses, operations, properties or assets.  Neither the Company nor any of its Subsidiaries has received, in the past five years prior to the date hereof any notice or other communication alleging a violation or potential violation of any Law in any material respect by the Company or any of its Subsidiaries applicable to their businesses, operations, properties or assets.

(b)           The Company and each of its Subsidiaries have conducted their import and export transactions, at all times in the past five years prior to the date hereof, in accordance in all material respects with applicable provisions of U.S. export control and sanctions Laws (including the International Traffic in Arms Regulations, the Export Administration Regulations, the regulations administered by the Department of Treasury, Office of Foreign Assets Control (“OFAC”), and any applicable anti-boycott compliance regulations), the import and export Laws and regulations administered by U.S. Customs and Border Protection in the Department of Homeland Security, and the export, sanctions, and customs  Laws of the other countries where  they conducted and currently conduct business (collectively, the “Import and Export Laws”), and, to the Company’s Knowledge,  neither the Company nor any of its Subsidiaries has received any notice of noncompliance, complaints, or warnings with respect to its compliance in the past five years prior to the date hereof with the Import and Export Laws.  Neither the Company nor any of its Subsidiaries, in the past five years prior to the date hereof,  has sold, exported, re-exported, imported, transferred, diverted, or otherwise disposed of any products, software, encryption-related source code, object code, or technology (including products derived from or based on such technology) to or from any destination, entity, or Person, without obtaining prior authorization from the competent Government Entities as required by the Import and Export Laws.  Without limiting the foregoing:

(i)           the Company and each of its Subsidiaries have obtained all permits, licenses, exemptions, approvals, authorizations, consents, orders and approvals (“Permits”) required to be obtained by any of them under the Import and Export Laws in connection with the import or export, in the past five years prior to the date hereof, of any products, software and technologies to or from the U.S. and other countries where it conducts business;

(ii)           the Company and each of its Subsidiaries are in compliance in all material respects with the terms of such applicable Permits issued pursuant to the Import and Export Laws;

(iii)           there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Permits issued pursuant to the Import and Export Laws, or the failure to obtain or to comply with the terms of such Permits;

(iv)           neither the Company, nor its Subsidiaries, nor any directors, administrators, officers, directors or, to the Company’s Knowledge, employees of the Company or its Subsidiaries is, or has been within the past five years of the date hereof, identified on (i) OFAC’s List of Specially Designated Nationals and Blocked Persons; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; or (iii) the Directorate of Defense Trade Controls of the United States Department of State “List of Debarred Parties” or foreign governmental listings of similar effect;

(v)            no Governmental Entity nor any other Person has notified the Company or any of its Subsidiaries within the past five years of the date hereof of any actual or alleged violation or breach of any Import and Export Laws that would reasonably be expected to result in material liability to the Company and its Subsidiaries, individually or taken as a whole, nor has the Company or any of its Subsidiaries made any voluntary disclosures to any Governmental Entity or other Person of facts that could result in any adverse action being taken by a Governmental Entity against the Company or any Subsidiary with respect to export authorization in the future; and

(vi)           neither the Company nor or any of its Subsidiaries has made any alteration of any hardware, software, or any other modification to any of its generally available commercial off-the-shelf items, software, or services sold or provided to foreign government customers that would classify any such item, software, or service as a “defense article” or “defense service,” as those terms are defined in the International Traffic in Arms Regulations, nor does the Company or any of its Subsidiaries have any knowledge that any other Person made such alteration.

4.22           Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than as described in Schedule 4.22.

4.23           No General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

4.24           No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the 1933 Act.

4.25           Private Placement. The offer and sale of the Shares to the Investor as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.26           Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

4.27           Certain Business Practices.

(a)           The Company, its Subsidiaries and Affiliates (and, to the Company’s Knowledge, their respective directors, officers, executives, employees, representatives, agents, consultants, distributors and resellers) have at all times complied with, and are currently in full compliance with, (i) the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and (ii) the U.K. Bribery Act, and any similar applicable law of any non-U.S. jurisdiction, or any applicable law that prohibits providing a thing of value to improperly influence government officials or other persons (collectively with the FCPA, the “Anti-Corruption Laws”).

(b)           Neither the Company nor any of its Subsidiaries or Affiliates, nor, to the Company’s Knowledge, any of their respective directors, officers, executives, employees, representatives, agents, consultants, distributors or resellers, nor any person acting on behalf of the Company or any of its Subsidiaries or Affiliates, has taken, or failed to take any action, either directly or indirectly, that constituted a violation of the FCPA or other Anti-Corruption Laws, including making, offering, authorizing, promising, accepting or soliciting any payment, contribution, gift, entertainment, bribe, rebate, kickback or any other thing of value, regardless of form or amount, to or from: (i) any official, employee or representative of a Governmental Entity, any political party or official thereof, any candidate for political office, or any other persons; (ii) any director, officer, executive, employee or person affiliated to an entity owned or controlled by a Governmental Entity; or (iii) any director, officer, executive or employee of a public international organization, to unlawfully obtain or retain a competitive advantage, to receive favorable treatment in obtaining or retaining business or compensate for favorable treatment already secured, or to unlawfully influence any action, inaction or decision.

(c)           There have been no false or fictitious entries made in the books or records of the Company or, to the Company’s Knowledge, any of its Subsidiaries or Affiliates relating to any illegal payment or secret or unrecorded fund and neither the Company nor, to the Company’s Knowledge, any of its Subsidiaries or Affiliates has established or maintained a secret or unrecorded fund.  Each of the Company and each of its Subsidiaries and Affiliates has at all times made and kept, and currently makes and keeps, books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the respective assets of the Company and each such Subsidiary and Affiliate.

 (d)           Neither the Company nor any of its Subsidiaries or Affiliates, nor, to the Company’s Knowledge, any of their respective directors, officers, executives, employees, representatives, agents, consultants, distributors and resellers, is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of the Anti-Corruption Laws or has received a whistleblower report of such alleged or possible violations.  Neither the Company nor any of its Subsidiaries or Affiliates, nor, to the Company’s Knowledge, any of their respective directors, officers, executives, employees, representatives, agents, consultants, distributors and resellers has, within the past three years, received notice from, or made a voluntary disclosure to, the U.S. Department of Justice, U.S. Securities and Exchange Commission or other similar agency of any non-U.S. jurisdiction regarding alleged or possible violations of the Anti-Corruption Laws.  The Company and its Subsidiaries and Affiliates have in place adequate controls and systems designed to ensure compliance with Anti-Corruption Laws.

4.28           Transactions with Affiliates. Except as disclosed in the SEC Filings, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the officers, directors, stockholders, employees or Affiliates, of the Company is presently a party to any contract, agreement, arrangement or transaction with the Company or any Subsidiary (other than as holders of stock options, restricted stock units, and/or warrants, and for services as employees, officers and directors, in each case in the ordinary course of business consistent with past practice and standard industry practice), including any contract, agreement, arrangement or transaction providing for the furnishing of supplies or services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, stockholder,  employee or Affiliate or, to the Company’s Knowledge, any entity in which any of them has a substantial interest or is an officer, director, stockholder, employee, Affiliate, trustee or partner.

4.29           Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the 1934 Act, as the case may be, is being prepared. The Company has established internal control over financial reporting (as defined in 1934 Act Rules 13a-15(f) and 15d-15(f)) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures and the Company’s internal control over financial reporting (collectively, “internal controls”) as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of such internal controls based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4.30           Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.31           Government Contracts.

(i)           Except as set forth in Schedule 4.31, with respect to each contract or agreement between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand, for which performance is ongoing as of the date hereof, and each bid, quotation or proposal by the Company or any of its Subsidiaries that is outstanding as of the date hereof (each, a “Bid”) that if accepted or awarded could lead to a contract or agreement between the Company or a Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand (each such Contract or Bid, a “Company Government Contract”) and each contract or agreement between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a contract or agreement between such Person and any Governmental Entity for which performance is ongoing as of the date hereof, and each outstanding Bid that if accepted or awarded could lead to a contract or agreement between the Company or any of its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a contract or agreement between such Person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”), to the extent each Company Government Contract or Company Government Subcontract exceeded $500,000 in revenue in 2015:

(A)           to the Knowledge of the Company, each Company Government Contract or Company Government Subcontract in all material respects was legally awarded, is binding on the parties thereto, and is in full force and effect in accordance with their terms; provided, that for purposes of this clause (A), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(B)           the Company and each Subsidiary has maintained sufficient records demonstrate compliance with the terms and conditions of each Company Government Contract or Company Government Subcontract in all material respects;

(C)           to the Knowledge of the Company, no reasonable basis exists to give rise to a claim by a Governmental Entity for fraud in connection with any Company Government Contract or Company Government Subcontract;

(D)           neither any Governmental Entity nor any prime contractor, subcontractor or other Person or entity has notified the Company, in writing, or, to the Knowledge of the Company, orally, that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement applicable to any Company Government Contract or Company Government Subcontract;

(E)           to the Knowledge of the Company, all facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with any Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects as of their effective date;

(F)           the Company and its Subsidiaries have not received any written notice of termination, “show cause” or cure notice pertaining to any Company Government Contract or Company Government Subcontract; provided, that this clause (F) shall not apply to any notice received more than three years prior to the date hereof, which notice is related to a Company Government Contract or Company Government Subcontract that is no longer ongoing as of the date hereof;

(G)           since January 1, 2013, no cost in excess of $50,000 incurred by the Company or any of its Subsidiaries pertaining to a Company Government Contract or Company Government Subcontract has been questioned in writing by any Governmental Entity, is the subject of any audit (other than routine audits and similar inquiries) or, to the Knowledge of the Company, is under investigation or has been disallowed by any Governmental Entity; provided, that for purposes of this clause (G), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(H)           since January 1, 2013, no payment in excess of $50,000 due to the Company or any of its Subsidiaries pertaining to any Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto; provided, that for purposes of this clause (H), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(I)           to the Knowledge of the Company, the Company and each of its Subsidiaries has complied in all material respects with (i) all requirements relating to the safeguarding of, and access to, classified information under each Company Government Contract or Company Government Subcontract and (ii) any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any); and all violations thereof have been reported to the appropriate Governmental Entity and contracting parties as required by any Company Government Contracts or Company Government Subcontracts or any Law relating to the safeguarding of, and access to, classified information.

(J)           to the Knowledge of the Company, with respect to any ongoing Company Government Contract or Company Government Subcontract or completed Company Government Contract or Company Government Subcontract under which final payment was received by the Company within three years prior to the date hereof, the Company and its Subsidiaries do not have credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by Federal Acquisition Regulation (“FAR”) 52.203-13(a)) of the Company or any of its Subsidiaries has committed a violation of Federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and the Company and its Subsidiaries have not conducted and are not conducting an investigation to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company or any of its Subsidiaries has committed a violation of Federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act; and

(K)           to the Knowledge of the Company, with respect to any ongoing Company Government Contract or Company Government Subcontract or completed Company Government Contract or Company Government Subcontract under which final payment was received by the Company or any of its Subsidiaries within three years prior to the date of this Agreement, the Company and its Subsidiaries do not have credible evidence of any significant overpayment(s) on such Company Government Contract or Company Government Subcontract, , and the Company and its Subsidiaries have not conducted and are not conducting an investigation to determine whether credible evidence exists of any significant overpayment(s) on such Company Government Contract or Company Government Subcontract; provided, that for purposes of this clause (K), the terms Company Government Contract and Company Government Subcontract shall not include any Bids.

(ii)           The Company and its Subsidiaries are not, nor have any of them within the past three years been, suspended or debarred from doing business with a Governmental Entity or, to the Knowledge of the Company, proposed for suspension or debarment by a Governmental Entity, and, to the Knowledge of the Company, have not been the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iii)           To the Knowledge of the Company, (i) neither the Company, its Subsidiaries, nor any of their respective Principals (as such term is defined by FAR 52.209-5(a)(2)) is (or since January 1, 2010 has been) under indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Company Government Contract or Company Government Subcontract with a Governmental Entity  that would reasonably be expected to result in a Material Adverse Effect and (ii) since January 1, 2013, the Company and its Subsidiaries have not entered into any consent order or administrative agreement relating directly or indirectly to any such Company Government Contract or Company Government Subcontract with a Governmental Entity.

(iv)           To the Knowledge of the Company, all sales representatives who assist the Company and its Subsidiaries in soliciting or obtaining a Company Government Contract are bona fide employees or bona fide agencies as defined in FAR 52.203.5.

(v)           To the Knowledge of the Company, the past performance evaluations received by the Company or its Subsidiaries in the past three years from a Governmental Entity in relation to a Company Government Contract have been satisfactory or better; provided, that for purposes of this clause (v), the term Company Government Contract shall not include any Bids.

(vi)           To the Knowledge of the Company, no Company employee formerly employed by a Governmental Entity in the past three years (“Former Government Employee”) participated personally and substantially in any procurement decisions by such Governmental Entity and the Company and all Former Government Employees are in compliance with all Laws regarding post-employment conflict of interest restrictions applicable to such Former Government Employees.

5.           Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

5.1           Organization and Existence. The Investor is a validly existing corporation under the laws of the State of Delaware and has all requisite corporate power and authority to invest in the Shares pursuant to this Agreement.

5.2           Authorization. The execution, delivery and performance by the Investor of the Transaction Documents have been duly authorized and each will constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equity principles.

5.3           Purchase Entirely for Own Account. The Shares to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Shares for any period of time. The Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4           Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5           Disclosure of Information. The Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares. The Investor acknowledges receipt of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, limit or otherwise affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6           Restricted Securities. The Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7           Legends. It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:

(a)           “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(b)           If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

5.8           Investor Status. At the time the Investor was offered the Shares, it was, and at the date hereof it is, (i) an “accredited investor” as defined in Rule 501(a) under the 1933 Act and (ii) an “institutional investor” as defined in Financial Industry Regulatory Authority Rule 5110(d)(4)(B). The Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an entity engaged in the business of being a broker dealer. Except as otherwise disclosed in writing to the Company on or prior to the date of this Agreement, the Investor is not affiliated with any broker dealer registered under Section 15(a) of the 1934 Act, or a member of FINRA or an entity engaged in the business of being a broker dealer. After giving effect to the purchase of the Shares hereunder, the Investor, together with its Affiliates, will not beneficially own more than 19.9% of the Company’s outstanding Common Stock or voting power. The Investor maintains its principal executive office at the location specified in Section 10.4 below.

5.9           No General Solicitation. The Investor did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

5.10           Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

5.11           Prohibited Transactions. Since the earlier of (a) such time as the Investor was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby or (b) thirty (30) days prior to the date hereof, neither the Investor nor, to the Investor’s knowledge, any Affiliate of the Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to the Investor’s investments or trading or information concerning the Investor’s investments, including in respect of the Shares, or (z) is subject to the Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Shares (each, a “Prohibited Transaction”). Prior to the earliest to occur of (i) the termination of two years after the Closing Date, (ii) the Effective Date or (iii) the Effectiveness Deadline, the Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction.

5.12           No Undisclosed Relationship. The Investor does not have any business or personal relationship with any person or group that has filed a Schedule 13D or Schedule 13G with the SEC in respect of the Company’s securities at any time since January 1, 2011.

6.           Conditions to Closing.

6.1           Conditions to the Investor’s Obligations. The obligation of the Investor to purchase the Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Investor:

(a)           The representations and warranties made by the Company in Section 4 hereof shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)           The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)           The Company shall have executed and delivered the Registration Rights Agreement.

(d)           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Entity, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(e)           The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d), (e) and (i) of this Section 6.1.

(f)           The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company, or a duly appointed committee thereof, approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(g)           No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

6.2           Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Shares at the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)           The representations and warranties made by the Investor in Section 5 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investor shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)           The Investor shall have executed and delivered the Registration Rights Agreement.

(c)           The Investor shall have delivered the Purchase Price to the Company.

6.3           Termination of Obligations to Effect Closing; Effects. The obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the Closing shall terminate as follows:

(i)	Upon the mutual written consent of the Company and the Investor;

(ii)	By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)	By the Investor if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or

(iv)	By either the Company or the Investor if the Closing has not occurred within two (2) Business Days after the execution of this Agreement by the Investor.

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

7.           Covenants and Agreements of the Company.

7.1           Director Designee.

(a)           So long as the Investor and/or one or more of its Affiliates collectively are the beneficial owners of at least 50% of the Shares, (a) the Investor shall have the right to designate one person for election to the Board of Directors of the Company (the “Investor Designee”); and (b) if for any reason no Investor Designee is serving on such Board, the Company shall invite a representative of the Investor to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel. Jon Kutler is hereby designated by the Investor as the initial Investor Designee, and, except in the event of the death or disability of Jon Kutler, the Investor agrees that it will continue to designate Jon Kutler as the Investor Designee until the second anniversary of Jon Kutler becoming a director of the Company. The Company shall cause Jon Kutler to be appointed to fill a vacancy on the Board within 45 days after the date hereof. The Company shall use its commercially reasonable efforts to cause any subsequent Investor Designee to be elected or appointed to the Company’s Board of Directors as soon as reasonably practicable after the Investor designates the Investor Designee by written notice to the Company. Any subsequent Investor Designee shall have had previous experience serving as a director of a public company and shall meet the independence standards of the Nasdaq Stock Market or any other exchange or trading market on which the Company’s securities shall trade or be listed. The Investor shall have the right to remove or replace the Investor Designee by giving notice to the Investor Designee and the Company. In such event, the Company shall use its commercially reasonable efforts to effect the removal or replacement of the Investor Designee as soon as reasonably practicable after such notice is provided.

(b)           Subject to any limitations imposed by applicable law, the Investor Designee shall be entitled to the same perquisites, including stock options, reimbursement of expenses and other similar rights in connection with such person’s membership on the Board of Directors of the Company, as every other non-employee member of the Board of Directors of the Company.

(c)           Schedule 7.1 sets forth a list of persons who shall not be eligible to be an Investor Designee.

(d)           Concurrently with the appointment of any Investor Designee to the Board of Directors of the Company, the Company shall execute and deliver to the Investor Designee a Director Indemnification Agreement in the form set forth in Exhibit B.  So long as any Investor Designee serves on the Board of Directors of the Company, the Company shall maintain a directors and officers liability insurance policy from financially sound and reputable insurers in the amount of at least $15 million and on customary terms and conditions.  Such policy shall not be cancelable by the Company without prior approval by the Board of Directors.

(e)           The Company shall reimburse the Investor Designee for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board of Directors and any committees thereof in accordance with past practice with respect to its directors generally.

7.2         Investor’s Right to Conduct Activities.  The Company hereby agrees and acknowledges that the Investor (together with its Affiliates) is engaged in the business of investing, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted, as currently proposed to be conducted or as it may be conducted in the future).  The Company hereby agrees that, to the extent permitted under applicable law, the Investor shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the Investor in any entity competitive with the Company, or (ii) actions taken by any partner, member, manager, officer or other representative of the Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) the Investor Designee from any liability associated with his or her fiduciary duties to the Company. Notwithstanding the foregoing, the Investor agrees that the Investor Designee may not serve as a director or executive officer of a company that is competitive with the Company’s business.

8.           Covenants and Agreements of the Investor.

8.1           Voting Agreement.  The Investor hereby agrees that, until July 31, 2018 (the “Voting Agreement Term”), at any meeting of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, the Investor shall vote (or cause to be voted), in person or by proxy, the Common Stock, if any, held of record or beneficially owned by the Investor, whether now owned or hereafter acquired, in accordance with the instructions of Arotech Management, included in a proxy statement on behalf of management contained in a definitive Schedule 14A filed by management with the Securities and Exchange Commission, or otherwise delivered to the Investor in writing prior to any meeting of the holders of Common Stock, or prior to the execution of any written consent; provided, however, that any such instruction, proxy statement or other written notice shall be in accordance with the obligations of the Company under this Agreement, and the obligations of the Investor under this Section 8.1 shall apply solely to (a) the election of directors, (b) any proposal for any merger of the Company with any third party resulting in any Change of Control of the Company or for any sale of other disposition of assets of the Company with a fair market value constituting a sale of all or substantially all of the assets of the Company under Delaware law, (c) any increase in the authorized shares of the Company, (d) the elimination of the staggered terms of the Company’s Board of Directors, (e) any advisory vote on compensation, and (f) any amendment to the Company’s certificate of incorporation to allow the Board of Directors to amend the Company’s bylaws.

8.2           Lock-Up. The Investor hereby agrees that for a period of two years from the Closing Date (the “Lock-up Period”), the Investor shall not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock acquired and beneficially owned by the Investor (whether any such transaction is to be settled by delivery of common shares, other securities, cash or other consideration) or otherwise dispose (or publicly announce the Investor’s intention to do any of the foregoing) of, directly or indirectly, any such Shares. Notwithstanding the foregoing, the Investor may during the Lock-up Period transfer any Common Stock beneficially owned by the Investor (a) to any Affiliate of the Investor who agrees to be bound by the provisions hereof or (b) solely for bona fide estate planning purposes of an Investor Affiliate. The obligations of the Investor under this Section 8.2 shall terminate upon the expiration of the Lock-up Period.

8.3           Standstill. The Investor agrees that without the approval of a majority of the directors constituting the Company Management, for a period of two years from the Closing Date, it will not, and will cause each of its Affiliates not to, directly or indirectly, alone or in concert with other Persons: (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to Common Stock, or advise or seek to influence any Person with respect to the voting of, or giving of consents with respect to, any Common Stock, or form, join, or in any way participate in or act in concert with, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock, other than in connection with the election of any Investor Designee to the Board of Directors of the Company; (ii) without the prior written consent of the Company Management, acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, (a) any short interest in the Common Stock whereby the Investor or any of its Affiliates, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from a decrease in the value of the Common Stock, (b) any rights to distributions on the Common Stock that are separated or separable from the Common Stock, (c) any performance-related payments based on any increase or decrease in the value of the Common Stock or Derivative Instruments or (d) any assets of the Company or any of its subsidiaries; or (iii) assist, advise or otherwise encourage any other Person to do any of the foregoing; or (iv) make any request to waive, terminate, or amend any portion of this provision (including this clause (iv)). Notwithstanding the above, the parties expressly agree to the following exceptions to obligations of the Investor under this Section 8.3 above: (1) the Investor may purchase or otherwise acquire or own any outstanding securities of the Company for any purpose, provided that (a) the Investor shall not purchase or otherwise acquire any such securities if and to the extent that such purchase or acquisition would result in the Investor owning of record or beneficially more than 19.99% of the Company’s Common Stock and (b) any purchase or acquisition of such outstanding securities of the Company shall not violate any reasonable and customary “black-out” period policy of the Company applicable to all directors of the Company; and (2) the Investor shall be free, on a nonpublic, confidential basis, to discuss with the executive management and directors of the Company, and seek to influence them, as to any of the matters described above.  The provisions of this Section 8.3 shall terminate in the event: (A) any third party unaffiliated with the Investor initiates a tender offer or exchange offer for voting securities of Company; or (B) the Company enters into an agreement to merge with, or sell or dispose of assets with a fair market value constituting more than 50% or more of the aggregate fair market value of all of its assets to, any party not affiliated with the Investor.

9.           Survival and Indemnification.

9.1           Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

9.2           Indemnification. The Company agrees to indemnify and hold harmless the Investor and its Affiliates and their respective directors, officers, trustees, partners, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

9.3           Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party at any time within twenty (20) days after such notice is provided and conditioned on the indemnifying party assuming full responsibility for any Losses resulting from such claim; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

10.           Miscellaneous.

10.1           Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable, provided, however, that the Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate; provided, that such Affiliate agrees to the restrictions set forth in Sections 8.1, 8.2 and 8.3. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investor in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.2           Counterparts; Faxes; Email. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile or other form of electronic transmission, including the sending of an electronic scan of an original by email, which shall be deemed an original.

10.3           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.4           Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telecopier or email, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited with the United States Postal Service in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier in the United States. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Arotech Corporation
1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Attention:   Yaakov Har-Oz
                     Senior Vice President and General Counsel
Email:           yaakovh@arotech.com
Fax:              011-972-2-990-6623

With a copy to:

Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: Steven M. Skolnick, Esq.
Email:         sskolnick@lowenstein.com
Fax:             1-973-597-2477

If to the Investor:

Admiralty Partners, Inc.
68-1052 Honoka’ope Way
Kamuela, Hawaii 96743
Attention:   Jon B. Kutler
                     Chairman and CEO
Email:           jkutler@admiraltypartners.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304
Attention: Russell C. Hansen, Esq.
E-mail:       RHansen@gibsondunn.com
Fax:            (650) 849-5083

10.5           Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and the Investor has relied on the advice of its own respective counsel; provided, however, that at the Closing, the Company shall pay the reasonable fees and expenses of Gibson, Dunn & Crutcher LLP, counsel for the Investor, up to $25,000. The Company shall reimburse the Investor upon demand for all reasonable out-of-pocket expenses incurred by the Investor, including without limitation reimbursement of attorneys’ fees and disbursements, in connection with any amendment, modification or waiver of this Agreement or the other Transaction Documents. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

10.6           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties hereto and their respective successors and permitted assigns.

10.7           Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investor without the prior consent of the Company (in the case of a release or announcement by the Investor) or the Investor (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investor, as the case may be, shall allow the Investor or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. By 8:30 a.m. (New York City time) on the trading day immediately following the execution and delivery of this Agreement, the Company shall (i) issue a press release disclosing the execution of this Agreement and describing the transactions contemplated hereby and by the other Transaction Documents and (ii) file a Current Report on Form 8-K attaching the press release described in the foregoing sentence as well as copies of the material Transaction Documents. In addition, the Company will make such other filings and notices in the manner and time required by the SEC or Nasdaq.

10.8           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

10.9           Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

10.10           Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

10.11           Construction. The parties agree that they and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto.

10.12           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	AROTECH CORPORATION

By: /s/ Steven Esses
Name: Steven Esses
Title: President and CEO

The Investor:	ADMIRALTY PARTNERS, INC.

By: /s/ Jon B. Kutler
Name: Jon B. Kutler
Title: Chairman and CEO